Producers deliver 99.9% of cattle requirements in FY ‘09

USPB Completes

Another Strong Year

By Steve Hunt, CEO

In fiscal year 2009, U.S. Premium Beef set a record for average per head and total grid premiums. Unitholders and associates who delivered cattle to all of USPB’s plants received an average of $30.95 per head above the cash market, or more than $22.7 million in total grid premiums. That number is even more impressive given the fact that the average Choice/Select spread was $1.39 lower in 2009 compared to fiscal year 2008. For more detail on 2009 cattle performance see A Summary of FY 2009 Kansas Cattle Performance in this issue.

Fiscal year 2009 also saw our unitholders and associates deliver the largest number of cattle since fiscal year 2003—more than 99.9% of their deliv‑

In total, USPB paid more than $22.7 million
in grid premiums, or $30.95 per head,

during fiscal year 2009.

ery obligations.

Regarding financial results, our fiscal year ended on August 29 and final results are not yet available. However, we are encouraged by our company’s strong performance during the first three quarters of the fiscal year.

Evidence of that financial success was the record cash distributions of more than $52.8 million, or $71.86 per linked Class A and Class B unit, USPB paid its unitholders in fiscal year 2009. Our financial success also enabled USPB to distribute nearly $2 million in patronage notices to members who delivered cattle to the company in fiscal year 1998.

One of USPB’s services to our unitholders is to facilitate the leasing of their delivery rights to other producers in years where unitholders cannot meet their delivery obligations. This service worked well for both parties in fiscal year 2009 as delivery right lease rates increased to $7 per delivery right in March. Plus, our company was also able to attract

...continued on page 4

Record high Quality Grade and total per head grid premium was paid

A Summary of FY 2009

Kansas Cattle Performance

By Brian Bertelsen, Director of Field Operations

After twelve years, USPB producers continue to set new records in grid performance by delivering the highest quality cattle to our Kansas processing plants in the company’s history during fiscal year 2009. As a result, premiums on USPB’s value-based grids were also record high. See Figure 1 on page 2. The average subtotal grid premium of all USPB cattle delivered to our Kansas plants set a new record of $23.92 per

...continued on page 2

Company also considering moving to one delivery classification

USPB’s Board Proposes Change

in Board Position Classification

USPB’s system of classifying Board positions as Odd Slot, Even Slot or Seedstock will be discussed during the company’s annual meeting on Dec. 9. A proposal by USPB’s Board to move to one Board position classification will be voted on at the meeting. Additionally, the company is considering moving to one delivery agreement instead of having Odd Slot and Even Slot delivery agreements.

“Originally, we wanted a mechanism that would classify Board candidates by their primary cattle operation so we would have representation from all segments on our Board,” Mark Gardiner, USPB Board chairman, explains. “We have a limited number of Board candidates in the Even Slot and Seedstock classifications. Eliminating the classification system will broaden the pool of candidates for all Board positions.”

“The Board’s and management’s desire to have representation from all segments of the beef industry on our Board has not changed,” CEO Steve Hunt adds. “However, making this change insures our unitholders that they have the opportunity to select the most qualified candidates from the full membership each year.”

“Having both Odd Slot and Even Slot deliverers was necessary when we formed USPB because we needed a way to ensure that we could deliver a relatively uniform number of cattle each week throughout the year while providing flexibility to our deliverers,” Hunt explains. “After nearly 12 years of operations we feel we can achieve an efficient level of delivery uniformity without an Even Slot delivery mechanism. Moving to one classification will make scheduling and tracking deliveries much more efficient for our company. This change will also eliminate the non-delivery penalties on Even Slot deliverers who did not meet delivery obligations during a specific monthly period.”w

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

A Summary of FY 2009 Kansas Cattle...              continued from page 1

head more than if they were marketed on the average cash, live market. Subtotal premium does not include special programs like Age & Source Verified (ASV) or natural programs.

Table 1 on page 3 lists the premium breakdown for the last four fiscal years. During fiscal year 2009, a record high of over 17% of all cattle delivered to our Kansas plants were ASV. As a result, the ASV reward across all USPB cattle was record high. Values for ASV in Table 1 show the total dollars paid divided by all USPB cattle delivered to Kansas plants. With the “natural” grid rewards, these special programs accounted for almost 25% of the total overall premium of $31.85 per head across all USPB Kansas cattle, which was also a new record. Total premiums paid for USPB cattle delivered to Kansas plants was over $22 million in fiscal year 2009. This was $3 million more than the old record set during the previous year. USPB cattle delivered to Kansas plants set an impressive, new record high of 71.9% Choice and Prime. This was over seventeen percentage points higher than the record low during fiscal year 2006, just three years earlier. Even more impressive is the fact that Yield Grades during fiscal year 2009 were leaner, or lower.

Improvements in Quality Grade were seen throughout the industry. All carcasses from fed cattle graded by USDA in U.S. packing plants were 61.25% Choice and Prime. This was the highest industry average during company history. However, in fiscal year 2009, USPB carcasses had 10.7% more Choice and Prime carcasses than the entire industry which was the largest advantage in company history.

The Choice-Select spread was the second lowest in company history. This was due, in part, to the increased supply of Choice product throughout the industry. Although the lower spread limited the total premiums paid, Quality Grade premium per head was still the third largest in company history.

New records were also set for the total percentage qualifying for Certified Angus Beef (CAB) and Black Canyon Premium Reserve (BCPR) branded beef labels within all USPB cattle delivered to Kansas plants. The percentage of black-hided cattle was the second highest, but has remained steady between 72.0 and 74.1% during the last five years. Currently, the national average reported by USDA is about 60.6%.

USPB BENCHMARK PERFORMANCE TABLE–KS Plants
	Fiscal	Fiscal	Fiscal	Fiscal	Last 4 Weeks (Aug. 9 -Sept. 5)
	2006	2007	2008	2009
	All	All	All	All	All	Top 25%
In Weight	728	652	723	731	709	715
Days Fed	156	159	159	157	158	157
Live Weight	1,246	1,245	1,258	1,271	1,264	1,286
Carcass Weight	798	795	803	814	816	833
Yield %	64.00	63.88	63.81	63.99	64.55	64.76
Prime %	1.77	2.49	3.59	3.59	3.17	5.68
Choice/Better %	54.78	59.55	68.16	71.90	69.59	80.49
CAB %	9.21	11.68	17.91	20.22	18.97	27.07
BCPR %	4.95	7.69	10.87	11.91	11.68	14.22
Ungraded %	2.49	2.85	2.27	2.28	3.13	1.39
Hard Bone %	0.53	0.71	0.61	0.39	0.42	0.06
YG1%	7.01	5.37	5.76	8.54	11.57	7.08
YG2%	33.23	31.35	31.70	36.18	40.28	37.28
YG3%	44.65	48.11	47.86	43.37	39.16	45.98
YG4%	13.55	13.43	13.00	10.68	8.23	9.10
YG5%	1.55	1.73	1.68	1.23	0.75	0.55
Average YG	2.69	2.75	2.73	2.60	2.46	2.59
Lightweight %	0.36	0.51	0.50	0.41	0.42	0.22
Heavyweight %	1.29	1.61	2.18	2.79	2.62	1.97
Premium	$21.55	$24.61	$27.42	$31.85	$40.26	$85.84
CH/SE Spread	$14.07	$10.31	$6.96	$5.57	$6.48	$6.48
Black-hided %	71.97	74.12	72.34	73.66	71.54	85.06

Of the black-hided cattle, 27.45% met the remaining criteria required to become CAB and 16.17% were certified for BCPR. Both were record high certification rates. Combined, over 43% of all black-hided cattle received an additional premium for either CAB or BCPR during fiscal year 2009.

Yield, or dressing percentage, increased compared to the previous two years. The Yield benefit, or the benefit of selling carcass weight at a carcass price compared to selling live weight at a live price, was the highest on record, due to the fact that USPB cattle yielded 0.46% higher than the plant average for non-grid purchased cattle.

Live pay weight and carcass weights were both record high during the fiscal year. Carcass weights of USPB cattle have been increasing at a rate of over four pounds per year throughout company history. This trend is similar across the industry. A record was also set for apparent total feedlot gain, which is calculated by subtracting live pay weight minus in weight. On average, USPB cattle gained 540 pounds during the feedlot finishing period. Average feedyard placement weights were the second highest on record. Apparent average daily gain was also highest in company history.

As a result, outweight discounts were also record large, driven by a record high percentage of 2.79% heavyweight carcasses that were 1,000 pounds or greater. This is over twice as large as what it was just three years before.

Average USPB Yield Grade was the lowest in seven years. As a result, Yield Grade discounts were also the lowest in seven years. Yield Grades across the industry also decreased, or became leaner, compared to the previous year. However, USPB Yield Grades dropped more dramatically.

For a complete overview of carcass grid performance, be sure to attend the USPB annual meeting on December 9, 2009, in Kansas City, MO.w

Table 1. Premium Breakdown—Kansas Plants

Camera with USDA oversight will measure Quality Grade

Company Begins Instrument

Grading at Liberal Plant

USPB began using instrument grading to determine USDA Quality Grades at our Liberal, KS, processing plant on September 8.

“Quality Grade will still be a USDA grade,” explains Stan Linville, USPB COO. “The same number of USDA graders will be present to determine Quality Grades, if a suitable digital image is not collected. They will also monitor carcass physiological maturity and lean color, which are two factors that instrument grading does not measure. This change does not affect USDA certification of branded beef programs such as Certified Angus Beef.”

  Instrument grading uses a digital image of the ribeye inter‑

face taken between the twelfth and thirteenth rib. USDA will monitor the computer system, equipment calibration and images collected for each carcass. This technology has been used in our plants since 2005. Our company began using instrument grading to determine ‘in-house’ Yield Grades in March 2008. Our extensive testing provides a high degree of confidence in using instrument grading to determine Quality Grade.w

Unit Sales Resume In FY 2009

USPB unitholders again began trading linked Class A and Class B units in May after trade had slowed due to the company’s agreement to sell National Beef to JBS, S.A, which was terminated in February 2009. Unitholders sold 17,268 linked units in fiscal year 2009 in multiple privately negotiated transactions. This represented 2.3% of the total outstanding linked units owned by USPB unitholders. That compares to 6,480 linked units sold during fiscal year 2008.

The average selling price for a linked Class A and Class B unit during fiscal year 2009 increased to $137.95 compared to $112.99 per linked unit in 2008. That was a 22% increase in price year-to-year.w

USPB Founding Director,

Raymond Adams, Passes

Founding USPB Board member and fourth generation Kansas cattleman, Raymond Adams passed away on September 3, 2009.

  "Raymond was instrumental in the formation of U.S. Premium Beef," CEO Steve Hunt said. "He had a clear understanding that our industry needed to change its marketing system and brought a great deal of wisdom, experience and respect to the table as we were forming U.S. Premium Beef."

   In 1996, at one of USPB's first planning meetings, Raymond made the following quote which was prophetic at the time: "This (USPB) is the first real beef marketing innovation in my lifetime. If it flies, and I think it will, it will change the marketing system for cattle in the United States."

"USPB and the U.S. cattle industry will miss Raymond," Hunt said. "Our condolences go out to his family."w

USPB Completes Another Strong Year... continued from page 1	To be held at Kansas City Airport Hilton

more high quality cattle that were delivered against leased rights. Producers who leased delivery rights through the USPB facilitated program in fiscal year 2009 received average grid premiums of $33.13 per head which was $2.18 per head above the company average.

Of most significance in fiscal year 2009 was our purchase of certain minority owners’ interest in National Beef Packing Co., LLC (National Beef). This has been part of our ongoing plan since becoming majority owners in 2003. We now own approximately 69% of National Beef.

Along with that, we named Tim Klein, president and CEO of National Beef. He will also serve on the Board of Managers of National Beef. This was part of our succession plan which best positions our company to maintain continuity in its leadership. Retiring CEO, John Miller will stay involved with National Beef on a consultant basis and as a member of the Board of Managers.

During fiscal year 2009, we continued to work to add more value to much of the beef and byproducts we process. We were again the number one exporter of fresh chilled and frozen beef to Japan, which was in part due to attracting cattle with our $35 per head age and source verified premium.

In addition, we purchased the assets of Prime Tanning Corp., in St. Joseph, MO, in March 2009. This acquisition expands USPB’s value-based marketing strategy into the quality wet blue hide business. This facility will process hides from our Kansas beef plants, thus delivering quality control through the entire system including wet blue processing, sales and marketing.

USPB unit values increased this past year, with most recent trades occurring at $137.65 per linked unit. For more information on unit sales see Unit Sales Resume In FY 2009 on page 3.

I encourage you to attend our annual meeting on December 9 in Kansas City for an in depth look at our fiscal year 2009 financial results and your company's plans for next year and beyond.w

Annual Meeting Set For Dec. 9

U.S. Premium Beef’s fiscal year 2009 annual meeting will be conducted in Kansas City, MO, at the Kansas City Airport Hilton (located at 8801 NW 112th Street) on December 9.

Attendees will hear reports from CEO Steve Hunt on USPB’s fiscal year results and National Beef Packing Co., LLC, CEO Tim Klein on National Beef’s results.

This year, two positions on USPB’s Board of Directors will be up for election. USPB Board Vice-Chairman John Fairleigh, Scott City, KS, and Board Secretary Duane Ramsey, Scott City, KS, currently hold Even Slot positions. John Fairleigh has announced that he will not run for another term. Duane Ramsey will seek re-election for another three year term.

In addition, unitholders will discuss and vote on the Board’s proposal to move to one classification for Board positions. See USPB’s Board Proposes Change in Board Position Classification on page 1.

Producers wanting to make reservations should call the Hilton at 816-891-8900 and tell them they are with the “U.S. Premium Beef group”. The rate is $99 plus tax per night.w

Did You Know...

✓USPB will pay a $35 per head Age and Source Verified premium through May 29, 2010. This commitment is dependent upon the Japanese trade remaining open to U.S. beef products and our plants continuing to be approved to export to Japan. If the border opens to product from cattle under 30 months of age, instead of the current 20 months or younger, USPB’s commitment to pay $35 per head will remain on age verified cattle 20 months or younger through May 29.

✓USPB continues to offer its producers a $1 per tag electronic identification (EID) tag rebate. To receive the rebate producers must send their grade detail reports to USPB within 90 days of the date their cattle are delivered.w